Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Severn Bancorp, Inc.
Annapolis, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-156343) and Forms S-8 (No. 333-152657 and No. 333-133242) of Severn Bancorp, Inc. of our report dated March 29, 2018, relating to the consolidated financial statements which is included in this Annual Report on Form 10-K.

/s/BDO USA, LLP

Harrisburg, Pennsylvania
March 29, 2018